UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 11, 2012
(Date of earliest event reported)

NOVELOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-119366	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Gateway Center, Suite 504
Newton, MA 02458
(Address of principal executive offices)

(617) 244-1616
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01            OTHER MATTERS

On June 13, 2012, we issued warrants to purchase an aggregate of 5,420,800 shares of our common stock having an exercise price of $1.00 per share and expiring on September 11, 2012 (the “Class B Warrants”). The Class B Warrants were issued as part of an offering of units consisting of an aggregate of 5,420,800 shares of our common stock, five-year warrants to purchase up to an aggregate of 2,710,400 shares of our common stock at an exercise price of $1.25 per share (the “Class A Warrants”), and the Class B Warrants, for gross proceeds of $5,420,800. The shares of common stock issued on June 13, 2012 and issuable upon exercise of the Class A Warrants and the Class B Warrants were registered under the Securities Act of 1933. (Registration No. 333-180631). On September 10, 2012, as previously reported, we amended the terms of the Class B Warrants to extend the expiration date for the exercise of such warrants until October 11, 2012.

On or before the expiration of the Class B Warrants on October 11, 2012, we received warrant exercises with respect to 1,088,300 shares of common stock underlying the Class B Warrants, and received aggregate cash proceeds of $1,088,300 in respect of those exercises. The balance of the Class B Warrants, exercisable for up to 4,332,500 shares of common stock, expired. We intend to use the proceeds from the exercise of the Class B Warrants, for general corporate purposes.

At September 30, 2012, we had approximately $5.6 million in cash and cash equivalents which, when added to the proceeds of exercises of Class B Warrants received in October 2012, we estimate will provide sufficient funds to operate our business at budgeted levels through May 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2012	NOVELOS THERAPEUTICS, INC.

	By:	/s/ Harry S. Palmin
Name: Harry S. Palmin
Title: President and Chief Executive Officer

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